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EXHIBIT 99.4:  FORM OF LETTER TO BROKERS.

                               PURCHASESOFT, INC.
                         One Research Drive, Suite 100B
                              Westborough, MA 01581

                                  May ___, 2001


To:  Securities Dealers, Commercial Banks, Trust Companies, and Other Nominees

         This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by PurchaseSoft, Inc. ("PurchaseSoft") of an aggregate of 22,951,319 shares of common stock, par value $0.01 per share ("Common Stock") of PurchaseSoft, at a subscription price of $0.88 per share of Common Stock (the "Subscription Price"), pursuant to the exercise of non-transferable subscription rights initially distributed on May __, 2001 ("Subscription Rights"), to all holders of record of shares of PurchaseSoft's Common Stock as of the close of business on May ___, 2001 (the "Record Date"). Each Subscription Right also carries the right to oversubscribe at the Subscription Price for an unlimited number of additional shares of Common Stock (subject to proration if necessary). The Subscription Rights are described in the enclosed prospectus and evidenced by a Subscription Certificate registered in your name or in the name of your nominee.

         Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to 1.52 Subscription Rights for each share of Common Stock owned by such beneficial owner. Stockholders will not receive fractional Subscription Rights, but instead Subscription Rights will be rounded down to the nearest full Subscription Right.

         We are asking you to contact your clients for whom you hold shares of Common Stock registered in your or in the name of your nominee to obtain instructions with respect to the Subscription Rights.

         Enclosed are copies of the following documents:
         1. Prospectus;
         2. Form of Letter from PurchaseSoft to its Stockholders;
         3. Instructions for Use of PurchaseSoft, Inc. Subscription
            Certificates;
         4. Form of Notice of Guaranteed Delivery; and
         5. return envelope
         addressed to American Stock Transfer & Trust Company, as Subscription Agent.

         Your prompt action is requested. The Subscription Rights will expire at 5:00 P.M., New York City time, on June 20, 2001 (as it may be extended, the "Expiration Date").

         To exercise Subscription Rights, properly completed and executed Subscription Certificates and payment in full for all Subscription Rights exercised must be delivered to the Subscription Agent as indicated in the prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the prospectus are followed.

         Additional copies of the enclosed materials may be obtained by contacting PurchaseSoft's Chief Financial Officer, Philip D. Wolf, at (952) 843-6104.

                                  Sincerely,

                                  By:
                                      -------------------------------
                                           Donald S. LaGuardia,
                                           President and CEO